EXHIBIT 10.2

CIFC DEERFIELD CORP.

2011 STOCK OPTION AND INCENTIVE PLAN

STOCK OPTION AWARD CERTIFICATE

This Stock Option Award Certificate (“Agreement”) is made effective [date] (the “Grant Date”), and is between CIFC Deerfield Corp., a Delaware corporation (the “Company”), and [ name ] (the “Participant”).  Any term capitalized but not defined in this Agreement will have the meaning set forth in the CIFC Deerfield Corp. 2011 Stock Option and Incentive Plan (the “Plan”).

1.             Option Grant.  In accordance with the terms of the Plan and subject to the terms and conditions of this Agreement and subject to approval of the Plan by the stockholders at the Company’s 2011 annual meeting, the Company hereby grants to the Participant an option to purchase all or any part of an aggregate of [ number ] of the Company’s shares of Stock (the “Option”).  The Participant may exercise this Option prior to the expiration of its term only after it has become exercisable in accordance with the provisions of Section 4.  This Option is a nonqualified option and is not intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

2.             Exercise Price.  The exercise price will be $[price] per share of Stock (the “Exercise Price”), which is equal to the closing trading price of the Company’s Stock on the Grant Date.

3.             Payment of Exercise Price.  The Participant must pay the Exercise Price of any Options exercised at the time of purchase:  (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) through the delivery (or attestation to the ownership) of shares of Stock that are owned by the Participant and that are not then subject to restrictions under any Company plan, which surrendered shares shall be valued at Fair Market Value on the exercise date; (iii) by the Participant delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the Participant chooses to pay the purchase price as so provided, the Participant and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; or (iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate Exercise Price.

(a)           Payment instruments will be received subject to collection.  The transfer to the Participant on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of an Option will be contingent upon receipt from the Participant (or a purchaser acting in his or her stead in accordance with the provisions of the Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in this Agreement or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the Participant).

(b)           In the event a Participant chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Participant upon the exercise of the Option shall be net of the number of attested shares.  In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Options may be permitted through the use of such an automated system.

(c)           Each Participant shall, no later than the date as of which the value of any Stock or other amounts received hereunder first becomes includable in the gross income of the Participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income.  The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.  The Company’s obligation to deliver evidence of book entry (or stock certificates) to any Participant is subject to and conditioned on tax withholding obligations being satisfied by the Participant.

(d)           Subject to approval by the Administrator, a Participant may elect to have the Company’s minimum required tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued pursuant to exercise of an Option a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

4.             Term and Exercise of the Option.

(a)           The Option will expire on the tenth anniversary of the Grant Date (the “Expiration Date”).

(b)           Except as provided in Section 6, the Option shall become exercisable in installments as follows:

(i)            one-fourth (1/4) of the Option shall become exercisable on the first anniversary of the Grant Date, if the Participant has remained in continuous Service until that date; and

(ii)           an additional one-sixteenth (1/16) of the Option shall become exercisable on each of the next twelve quarterly anniversaries, with the first quarterly installment vesting on the date that is one year and 3 months from the Grant Date, if the Participant has remained in continuous Service until such dates.

(c)           “Service” means the provision of services in the capacity of (i) an employee of the Company or its Subsidiaries, (ii) a non-employee member of the

Company’s Board or the board of directors of a Subsidiary, or (iii) a consultant or other independent advisor to the Company or its Subsidiaries.

5.             Shares Subject to Holding Period.  Upon exercise of the Option, 50% of the shares of Stock acquired by the Participant (net of shares used to satisfy tax withholding obligations and/or the Option Exercise Price) shall be subject to a holding period during which the Participant may not transfer, sell or otherwise dispose of such shares of Stock, lasting until the earlier of (i) the fifth anniversary of the Grant Date or (ii) 6 months after the Participant’s termination of Service.  Notwithstanding the foregoing, if the Participant terminates his or her Service upon his or her death, disability, Qualified Retirement or in connection with a Change in Control (each as described in Section 6), then the holding period shall expire upon such termination of Service.  The Company reserves the right to enforce the holding period by any reasonable means that it deems advisable.

6.             Termination of Service.

(a)           Termination of Service upon Death, Disability or Qualified Retirement.  Upon termination of Service due to the Participant’s death, disability or Qualified Retirement, (i) the Participant will receive accelerated vesting with respect to any Options that would have vested in the 24 month period following the termination and (ii) any remaining holding periods will be waived.  Vested Options will remain exercisable following the Participant’s termination of Service due to death, disability or Qualified Retirement for the remainder of the 10 year Option term.  The Participant will forfeit any unvested Options that would have vested after the expiration of the 24 month period following his or her death, disability or Qualified Retirement.

(i)            “Qualified Retirement” means a Participant’s voluntary termination of Service after reaching age 65 and completing 10 years of service with the Company, its Subsidiaries or predecessors.

(b)           Termination of Service by the Company Without Cause or Termination of Service by the Participant for Good Reason.  Upon any termination of Service by the Company without Cause or by the Participant for Good Reason the Participant will forfeit any unvested Options.  Vested Options will remain exercisable for a period of 90 days following a termination of Service by the Company without Cause or by the Participant for Good Reason.  Any shares of Stock acquired through exercise of the Option award that are subject to the holding period will remain subject to the holding period requirement for a period of 6 months following such termination of Service.

(i)            “Cause” means:

(A)          the breach by the Participant of any of the restrictive covenant provisions contained in Section 7  of this Agreement;

(B)           the Participant’s commission of a felony or violation of any law involving moral turpitude, dishonesty, disloyalty or fraud;

(C)           any failure by the Participant to substantially comply with any written rule, regulation, policy or procedure of the Company or its Subsidiaries applicable to the Participant, which noncompliance could reasonably be expected to have a material adverse effect on the business of the Company or any Subsidiary;

(D)          any failure by the Participant to comply with the Company’s or its Subsidiaries’ policies with respect to insider trading applicable to the Participant;

(E)           a willful material misrepresentation at any time by the Participant to any member of the Board or any director or superior executive officer of the Company or its Subsidiaries;

(F)           the Participant’s willful failure or refusal to comply with any of his or her material obligations hereunder or a reasonable and lawful instruction of the Board or the person to whom the Participant reports; or

(G)           commission by the Participant of any act of fraud or gross negligence in the course of his or her Service hereunder or any other action by the Participant, in either case that is determined to be materially detrimental to the Company or any of its Subsidiaries (which determination, in the case of gross negligence or such other action, shall be made by the Administrator in its reasonable discretion);

provided that, except for any willful or grossly negligent acts or omissions, the commission of any act or omission described in clause (A) or (C) that is capable of being cured shall not constitute Cause hereunder unless and until the Participant, after written notice from the Company to him specifying the circumstances giving rise to Cause under such clause, shall have failed to cure such act or omission to the reasonable satisfaction of the Administrator within 10 business days after such notice; and

provided further, that the Participant’s Service shall be deemed to have terminated for Cause if, after the Participant’s Service has terminated, facts and circumstances are discovered that would have justified a termination for Cause.

(ii)           “Good Reason” shall mean, without the Participant’s consent, the occurrence of any of the following events:

(A)          a material reduction in the Participant’s base salary;

(B)           a material adverse change in the Participant’s responsibilities; or

(C)           any requirement that the Participant be based anywhere more than 50 miles outside the city limits of New York, NY.

Notwithstanding the foregoing, “Good Reason” shall not exist with respect to the matters set forth in clauses (A), (B) or (C) above unless, after written notice from the Participant to the Administrator specifying the circumstances giving rise to Good Reason under such clause, the Company shall fail to cure the circumstances giving rise to Good Reason to the reasonable satisfaction of the Participant within 10 business days after such notice.

(c)           Voluntary Termination of Service by the Participant Without Good Reason.  Upon any termination of Service by the Participant without Good Reason, the Participant will forfeit any unvested Options.  Vested Options will remain exercisable for a period of 30 days following a voluntary termination by the Participant without Good Reason.  Any shares acquired through exercise of the Option award that are subject to the holding period will remain subject to the holding period requirement for a period of 6 months following such termination of Service.

(d)           Termination of Service by the Company for Cause.  Participants will forfeit any (i) unvested Options and (ii) vested Options that remain unexercised.  In addition, the Company, at its option, will have the right to repurchase shares held by the Participant that were acquired through exercise of the Option award at the lower of current Fair Market Value or the Exercise Price.

(e)           Termination of Service by the Company in Connection with a Change in Control (i.e., a “Sale Event”).  If a Participant with at least 3 years of prior service with the Company, its Subsidiaries or predecessors either (i) is terminated by the Company without Cause within a period beginning 6 months prior to the effective date of a Sale Event and ending 12 months after the effective date of a Sale Event, or (ii) resigns for Good Reason within a period beginning on the effective date of a Sale Event and ending 12 months after the effective date of a Sale Event, such Participant will receive accelerated vesting of his or her Option award and any remaining holding periods will be waived upon termination (or, if later, upon the effective date of a Sale Event).  Provided that the Participant meets the 3 year service requirement, vested Options will remain exercisable following the Participant’s termination of Service due to a Change in Control for the remainder of the Option term, subject to Section 3 of the Plan.  Participants that do not meet the 3 year service requirement will be treated in the same manner as described in Sections 6(a) — (d), as applicable.

7.             Confidentiality, Competition, and Nonsolicitation.

(a)           Nondisclosure and Nonuse of Confidential Information.  The Participant shall not disclose or use at any time, either during the Participant’s Service or thereafter, any Confidential Information (as defined below) of which the Participant is or becomes aware, whether or not such information is developed by the Participant, except to the extent that such disclosure or use is directly related to and required by the Participant’s performance of duties assigned to the Participant by the Company or its Subsidiaries.  The Participant shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. For purposes of this Agreement, the term “Confidential Information” is defined to include all proprietary information or data relating to the business of Company or its Subsidiaries to which the Participant has access and/or learns prior to or during the Participant’s Service, including business and financial information; new product development; formulas, identities of and information concerning clients, vendors and suppliers; development, expansion and business strategies, plans and techniques; computer programs, devices, methods, techniques, processes and inventions; research and development activities; compilations and other materials developed by or on behalf of the Company or its Subsidiaries (whether in written, graphic, audio-visual, electronic or other media, including computer software).  Confidential Information also includes information of any third party doing business with the Company or its Subsidiaries that such third party identifies as being confidential or that is subject to a confidentiality agreement with such third party. Confidential Information shall not include any information that is in the public domain or otherwise publicly available (other than as a result of a wrongful act of the Participant or an agent or other employee of the Company or its Subsidiaries, including a breach of this Section 7(a)).

(b)           Non-Competition.  The Participant acknowledges and agrees that (i) in the course of the Participant’s Service the Participant shall become familiar with the trade secrets of the Company and its Subsidiaries and with other Confidential Information concerning the Company or its Subsidiaries, (ii) the Participant’s services to the Company or its Subsidiaries are unique in nature and of an extraordinary value to the Company and its Subsidiaries, and (iii) the Company and its Subsidiaries could be irreparably damaged if the Participant were to provide similar services to any person or entity competing with the Company or its Subsidiaries or engaged in a similar business, in a capacity of employee, member, partner, shareholder, officer or director.  In connection with the grant to the Participant of the Option hereunder, and in consideration for and as an inducement to the Company to enter into this Agreement, the Participant covenants and agrees that during the period beginning on the Grant Date and ending on either (A) in the event Participant is terminated by the Company without Cause or the Participant resigns for Good Reason, the date of the termination of the Participant’s Service, or (B) in the event the Participant’s Service is terminated for any other reason, the date that is 6 months from the date of the termination of the Participant’s Service (the “Restricted Period”), the Participant shall not, directly or indirectly, either for herself or for or through any other person, participate in any business or enterprise anywhere in the United States that involves the ownership, management, operation or control of any investment fund or other investment vehicle that is (at the time of the Participant’s termination of Service) or becomes during the term of the Restricted Period engaged in a business with a strategy substantially similar to that of the Company or its Subsidiaries (each a “Competing Business”).  Without limiting the generality of the foregoing, the Participant agrees that, during the Restricted Period, the Participant shall not compete against the Company or its Subsidiaries by soliciting any customer or prospective customer of the Company or its Subsidiaries with whom the Company or its Subsidiaries had any business dealings or contracts.  The Participant agrees that this covenant is reasonable with respect to its duration, geographical area and scope.  For purposes of this Agreement, the term “participate in” means (i) having any direct or indirect interest in any entity, whether as a sole proprietor, owner, member, shareholder, partner, joint venture, creditor or otherwise, or (ii) rendering any direct or indirect service or assistance to any person or entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise) in a capacity where there is a reasonable possibility that Participant may, intentionally or inadvertently, use or rely upon Confidential Information and/or in a capacity that is similar to the capacity Participant was in, where Participant provides services that are similar to the services Participant provided, or with responsibilities that are similar to the responsibilities Participant had, in each case, when Participant was employed by the Company or any of its Subsidiaries; provided, however, that Participate shall violate this Section 7(b) if at any time during the term of Participant’s employment with the Company or its Subsidiaries, Participant becomes employed in any capacity by, or becomes associated in any way with, a Competing Business. Notwithstanding the foregoing, the mere ownership by Participant of up to two percent (2%) of the outstanding stock of any class that is publicly traded, standing alone, shall not violate this provision.

(c)           Nonsolicitation.  The Participant may not, during his or her Service and for a period of one year following his or her termination of Service, directly or indirectly (i) induce any employee, director or consultant of the Company or any of its Subsidiaries to end his or her relationship with the Company for the purpose of associating with any Competing Business, (ii) induce any clients or business associates of the Company or its Subsidiaries to terminate or diminish its relationship with the Company or its Subsidiaries, or (iii) solicit or hire, or facilitate in any way the solicitation or hiring of,  any individual that the Participant knows is currently or was associated with the Company or its Subsidiaries in the preceding 6 months, unless such individual’s employment or association was terminated by the Company or its Subsidiaries, provided that nothing in this paragraph shall prohibit a Participant from hiring any employee of the Company or any of its Subsidiaries that is responding to a job opportunity advertisement directed to the general public rather than targeting any employee of the Company or its Subsidiaries.

(d)           Non-disparagement.  The Participant agrees not to make any communication to any third party (including, without limitation, any client (including potential clients) or employee of the Company or its Subsidiaries) that would, or is reasonably likely to, disparage, create a negative impression of, or in any way be harmful to the business or business reputation of the Company or its Subsidiaries or their respective successors and assigns, and the then current and former officers, directors, shareholders, partners, members, employees, agents and consultants (or person acting in a similar capacity) of each of the foregoing.

(e)           Judicial Modification.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7 is invalid or unenforceable, the parties agree that (i) the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, (ii) the parties shall request that the court exercise that power, and (iii) this

Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.

(f)            Remedy for Breach.  In addition to the remedies available to the Company under this Agreement upon a breach or threatened breach of any of the covenants contained in this Section 7 (including termination of the Participant’s Service for Cause as described in Section 6), the Company shall also have and seek enforcement of any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise.

8.             Option Transfer and Exercise.

(a)           Except as provided in subsection (c) below, the Participant may not sell, transfer, pledge, assign or otherwise alienate or hypothecate the Option.

(b)           Except as provided in subsection (c) below, during the Participant’s lifetime and subject to the terms of this Agreement and the Plan, only the Participant or his or her guardian or legal representative may exercise the Option.  The Administrator may, in its discretion, require a guardian or legal representative to supply it with the evidence the Administrator reasonably deems necessary to establish the authority of the guardian or legal representative to exercise the Option on behalf of the Participant or transferee, as the case may be.

(c)           The Option shall not be assignable or transferable except by will, the laws of descent and distribution or pursuant to a domestic relations order in settlement of marital property rights; provided that the Administrator may permit (on such terms and conditions as it shall establish) a Participant to transfer an Option for no consideration to the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have all of the beneficial interest and any other entity in which these persons (or the Participant) own all of the voting interests (“Permitted Transferees”). Except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant. All rights with respect to Options granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or, if applicable, his or her Permitted Transferee(s). The rights of a Permitted Transferee shall be limited to the rights conveyed to such Permitted Transferee, who shall be subject to and bound by the terms of the Agreement between the Participant and the Company.

9.             Securities Law Requirements.  If at any time the Administrator determines that exercising the Option or issuing shares of Stock would violate applicable securities laws, the Option will not be exercisable, and the Company will not be required to issue shares of Stock.  The Administrator may declare any provision of this Agreement or action of its own null and void, if it determines the provision or action fails to comply with the short-swing trading rules.

As a condition to exercise, the Company may require the Participant to make written representations it deems necessary or desirable to comply with applicable securities laws.

10.          No Obligation to Exercise Option.  Neither the Participant nor his or her transferee is or will be obligated by the grant of the Option to exercise it.

11.          No Limitation on Rights of the Company.  The grant of the Option does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

12.          Plan and Agreement Not a Contract of Employment or Service.  Neither the Plan nor this Agreement is a contract of employment, and no terms of the Participant’s Service will be affected in any way by the Plan, this Agreement or related instruments, except to the extent specifically expressed therein.  Neither the Plan nor this Agreement will be construed as conferring any legal rights on the Participant to continue to be employed or remain in service with the Company, nor will it interfere with the Company’s or its Subsidiaries’ right to discharge the Participant or to deal with him or her regardless of the existence of the Plan, this Agreement or the Option.

13.          Participant to Have No Rights as a Common Shareholder.  Before the date as of which he or she is recorded on the books of the Company as the holder of any shares of Stock underlying the Option, the Participant will have no rights as a shareholder with respect to those shares of Stock.

14.          Legend on Certificates.  The certificates representing the shares of Stock purchased by exercise of an Option shall be subject to such stop transfer orders and other restrictions as the Administrator may deem reasonably advisable under the Plan (including, but not limited to, in connection with the enforcement of the holding period described in Section 5 of this Agreement) or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares of Stock are listed, any applicable federal or state laws and the Company’s certificate of incorporation and bylaws, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

15.          Notice.  Any notice or other communication required or permitted under this Agreement must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense.  Notice will be deemed given when delivered personally or, if mailed, three (3) days after the date of deposit in the mail or, if sent by overnight courier, on the regular business day following the date sent.  Notice to the Company should be sent to CIFC Deerfield Corp., 250 Park Avenue, 5th Floor, New York, NY 10177.  Notice to the Participant should be sent to the address set forth on the signature page below.  Either party may change the address to whom the other party must give notice under this Section by giving such other party written notice of such change, in accordance with the procedures described above.

16.          Successors.  All obligations of the Company under this Agreement will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business of the Company, or a merger, consolidation, or otherwise.

17.          Governing Law.  To the extent not preempted by federal law, this Agreement will be construed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.

18.          Plan Document Controls.  The rights granted under this Agreement are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in this Agreement.  If the terms of this Agreement conflict with the terms of the Plan document, the Plan document will control.

19.          Amendment of the Agreement.  The Company and the Participant may amend this Agreement only by a written instrument signed by both parties.

20.          Counterparts.  The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the date first written above.

CIFC Deerfield Corp.

(Participant’s Signature)
By:
Participant’s Name and Address for notices
Its:
[ * ]

OPTION EXERCISE FORM

The undersigned holder of an Option to purchase shares of Stock of CIFC Deerfield Corp. pursuant to a Stock Option Award Agreement under its 2011 Stock Option and Incentive Plan hereby exercises his/her Option to purchase                          of such shares of Stock, at the Exercise Price of $           per share, in accordance with the terms and conditions of such Stock Option Award Agreement.

Date of Exercise

Signature of Person Exercising Option

Please type or print legibly your name, as you want it to appear on your stock certificate, your address and your social security number in the space provided below.

Name:

Address:

(City)	(State)	(Zip Code)

Social Security Number: